Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports First-Quarter 2011 Earnings

•	First-quarter GAAP earnings per share of 19 cents

•	Adjusted EPS of 23 cents, up 28 percent

•	Total revenue up 16 percent as reported, up 2 percent constant currency pro forma

•	Operating margin of 9.1 percent, up nearly one point pro forma

NORWALK, Conn., April 21, 2011 – Xerox Corporation (NYSE: XRX) announced today first-quarter 2011 results that include adjusted earnings per share of 23 cents. Adjusted EPS excludes 4 cents related to amortization of intangibles, resulting in GAAP EPS of 19 cents.

“Our results in the quarter reflect solid progress in scaling our services business while maintaining our leadership in document technology,” said Ursula Burns, chairman and chief executive officer, Xerox Corporation. “Steady revenue growth and our continued sharp focus on operational improvements resulted in a 28 percent increase in adjusted earnings. It’s a good start to the year.”

First-quarter revenue of nearly $5.5 billion was up 2 percent on a pro-forma basis with ACS in the company’s results. Revenue from technology, representing the sale of document systems, supplies, technical service and financing of products, was flat. Revenue from services was up 5 percent on a pro-forma basis, and represents the company’s business process, IT and document outsourcing offerings. Signings for Xerox’s services totaled $3 billion in the first quarter and were up 3 percent on a trailing 12-month basis.

“In the past year, we transformed not only our business into a leading player in the services space, but also our business model with growth largely driven from an increasing annuity stream,” added Burns. “Multi-year, multimillion dollar services contracts generate long-term revenue. And, we fueled this annuity in the first quarter through growth in both services revenue and signings while building a strong pipeline for future business.

“We continue to hold the number-one revenue market share position for document technology, and strengthened this position during the first quarter with a 27 percent increase in installs of our mid-range color systems and 19 percent growth in high-end color systems,” said Burns. “This positive performance – in technology and services – is the result of our differentiation in the marketplace, the benefits of our diverse portfolio, and the increasing trust our clients place in us so they can focus more time and resources on their core business.”

First-quarter gross margin was 33 percent, and selling, administrative and general expenses were 20.5 percent of revenue. On a pro-forma basis, operating margin of 9.1 percent was up nearly one point from first-quarter 2010.

The company used $30 million in operating cash during the first quarter primarily due to the seasonality of working capital. Xerox reiterated its expectations to deliver $2.5 billion in full-year operating cash and $1.9 billion of free cash flow. The company expects $1 billion to $1.2 billion in available cash for 2011.

Xerox also commented on the business impact from the earthquake in Japan. “We are focused intently on minimizing any disruption in providing products and supplies to our customers,” said Burns. “Due to increasing costs and uncertainties in supply chain issues along with the pressures on Fuji Xerox’s business in Japan, we’re taking the prudent approach to provide a broader range than usual for our second-quarter earnings expectations. We remain committed to delivering on our full-year guidance.”

Xerox expects second-quarter 2011 GAAP earnings of 18 to 21 cents per share. Second-quarter adjusted EPS is expected to be 23 to 26 cents per share.

Full-year 2011 GAAP earnings are expected to be 89 to 94 cents per share. Full-year adjusted earnings are expected to be $1.05 to $1.10 per share.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 134,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com, http://www.realbusiness.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

Non-GAAP Measures: This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the first quarter of 2011 and 2010 as well as for the second quarter and full year 2011 guidance that excludes certain items.

•	Pro-forma current period revenue and operating margin, with ACS included in the company’s 2010 results for the comparable 2011 period.

•	Constant Currency revenue growth that excludes the effects of currency translation.

•	Free cash flow.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward Looking Statement

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements, environmental regulations and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; our ability to expand equipment placements and to drive the expanded use of color in printing and copying; development of new products and services; interest rates, cost of borrowing and access to credit markets; our ability to protect our intellectual property rights; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

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Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		% Change
(in millions, except per-share data)	2011	2010
Revenues
Sales	$1,671	$1,678	—
Service, outsourcing and rentals	3,632	2,870	27%
Finance income	162	173	(6%)

Total Revenues	5,465	4,721	16%

Costs and Expenses
Cost of sales	1,090	1,082	1%
Cost of service, outsourcing and rentals	2,514	1,871	34%
Equipment financing interest	60	64	(6%)
Research, development and engineering expenses	184	205	(10%)
Selling, administrative and general expenses	1,119	1,099	2%
Restructuring and asset impairment charges	(15)	195	*
Acquisition-related costs	—	48	*
Amortization of intangible assets	85	57	49%
Other expenses, net	78	110	(29%)

Total Costs and Expenses	5,115	4,731	8%

Income (Loss) before Income Taxes & Equity Income(1)	350	(10)	*
Income tax expense	95	22	*
Equity in net income (loss) of unconsolidated affiliates	34	(2)	*

Net Income (Loss)	289	(34)	*
Less: Net income attributable to noncontrolling interests	8	8	—

Net Income (Loss) Attributable to Xerox	$281	$(42)	*

Basic Earnings (Loss) per Share	$0.20	$(0.04)	*
Diluted Earnings (Loss) per Share	$0.19	$(0.04)	*

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income (Loss)” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$1,000	$1,211
Accounts receivable, net	3,068	2,826
Billed portion of finance receivables, net	192	198
Finance receivables, net	2,813	2,287
Inventories	1,100	991
Other current assets	1,046	1,126

Total current assets	9,219	8,639
Finance receivables due after one year, net	3,680	4,135
Equipment on operating leases, net	522	530
Land, buildings and equipment, net	1,680	1,671
Investments in affiliates, at equity	1,297	1,291
Intangible assets, net	3,304	3,371
Goodwill	8,730	8,649
Deferred tax assets, long-term	541	540
Other long-term assets	1,886	1,774

Total Assets	$30,859	$30,600

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,382	$1,370
Accounts payable	1,700	1,968
Accrued compensation and benefits costs	914	901
Unearned income	369	371
Other current liabilities	1,751	1,807

Total current liabilities	6,116	6,417
Long-term debt	7,228	7,237
Liability to subsidiary trust issuing preferred securities	650	650
Pension and other benefit liabilities	2,119	2,071
Post-retirement medical benefits	918	920
Other long-term liabilities	815	797

Total Liabilities	17,846	18,092

Series A Convertible Preferred Stock	349	349

Common stock	1,401	1,398
Additional paid-in capital	6,626	6,580
Retained earnings	6,230	6,016
Accumulated other comprehensive loss	(1,748)	(1,988)

Xerox shareholders’ equity	12,509	12,006
Noncontrolling interests	155	153

Total Equity	12,664	12,159

Total Liabilities and Equity	$30,859	$30,600

Shares of common stock issued and outstanding	1,401,186	1,397,578

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$289	$(34)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	291	241
Provision for receivables	25	50
Provision for inventory	13	9
Net gain on sales of businesses and assets	(1)	(2)
Undistributed equity in net (income) loss of unconsolidated affiliates	(33)	3
Stock-based compensation	32	27
Restructuring and asset impairment charges	(15)	195
Payments for restructurings	(57)	(39)
Contributions to pension benefit plans	(44)	(33)
Increase in accounts receivable and billed portion of finance receivables	(271)	(197)
Collections of deferred proceeds from sales of receivables	87	—
Increase in inventories	(100)	(137)
Increase in equipment on operating leases	(61)	(58)
Decrease in finance receivables	95	131
(Increase) decrease in other current and long-term assets	(79)	21
(Decrease) increase in accounts payable and accrued compensation	(233)	169
Decrease in other current and long-term liabilities	(86)	(54)
Net change in income tax assets and liabilities	121	(3)
Net change in derivative assets and liabilities	23	18
Other operating, net	(26)	68

Net cash (used in) provided by operating activities	(30)	375

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(71)	(51)
Proceeds from sales of land, buildings and equipment	2	19
Cost of additions to internal use software	(40)	(25)
Acquisitions, net of cash acquired	(43)	(1,524)
Net change in escrow and other restricted investments	(1)	15

Net cash used in investing activities	(153)	(1,566)

Cash Flows from Financing Activities:
Net proceeds (payments) on debt	13	(1,643)
Common stock dividends	(60)	(37)
Preferred stock dividends	(6)	—
Proceeds from issuances of common stock	19	115
Excess tax benefits from stock-based compensation	2	4
Repurchases related to stock-based compensation	(3)	—
Other financing	(7)	(4)

Net cash used in financing activities	(42)	(1,565)

Effect of exchange rate changes on cash and cash equivalents	14	(33)

Decrease in cash and cash equivalents	(211)	(2,789)
Cash and cash equivalents at beginning of period	1,211	3,799

Cash and Cash Equivalents at End of Period	$1,000	$1,010

Financial Review

Revenues

	Three Months Ended March 31,		% Change	Pro-forma(3) % Change	% of Total Revenue
(in millions)	2011	2010			2011	2010
Equipment sales	$826	$822	—	—	15%	17%
Annuity revenue(1)	4,639	3,899	19%	3%	85%	83%

Total Revenue	$5,465	$4,721	16%	2%	100%	100%

Memo: Color(2)	$1,609	$1,527	5%	5%	29%	32%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,671	$1,678
Less: Supplies, paper and other sales	(845)	(856)

Equipment Sales	$826	$822

Service, outsourcing and rentals	$3,632	$2,870
Add: Finance income	162	173
Add: Supplies, paper and other sales	845	856

Annuity Revenue(1)	$4,639	$3,899

First quarter 2011 total revenues increased 16% compared to the first quarter 2010, including a 1-percentage point positive impact from currency. Our consolidated 2011 results include an entire quarter of the results of Affiliated Computer Services, Inc. (“ACS”). On a pro-forma3 basis, first quarter 2011 total revenue grew 2% with no impact from currency. Total revenues included the following:

•

19% increase in annuity revenue[1], or a 3% increase on a pro-forma[3] basis. The pro-forma[3] increase included a 1-percentage point positive impact from currency. Annuity revenue[1] is comprised of the following:

•

Service, outsourcing and rentals revenue of $3,632 million increased 27%, or 5% on a pro-forma[3] basis, with a 1-percentage point positive impact from currency. Growth across each of our three Services businesses more than offset the year over year decline in digital pages.

•	Supplies, paper and other sales of $845 million declined by 4% on a pro-forma[3] basis, with no impact from currency driven by a decline in paper sales.

•

Flat equipment sales revenue, with no impact from currency. A 4% decline in install activity driven by weakness in entry products which was affected by events in the Middle East was offset by the impact of product mix.

•	5% increase in color revenue[2], with no impact from currency, reflects:

•	A 6% increase in color[2] annuity[1] revenue, including a 1-percentage point positive impact from currency. The increase was driven by higher color page volumes.

•	A 4% increase in color[2] equipment sales revenue, with no impact from currency. The increase was driven by strong installs of new products across the mid-range and high-end product categories.

An analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,		B/(W)		Three Months Ended March 31,	2011 B/(W) Pro-forma(3)
	2011	2010			2010 Pro-forma
Total Gross Margin	33.0%	36.1%	(3.1	) pts.	33.8%	(0.8	) pts.
RD&E as a % of Revenue	3.4%	4.3%	0.9	pts.	3.8%	0.4	pts.
SAG as a % of Revenue	20.5%	23.3%	2.8	pts.	21.7%	1.2	pts.
Operating Margin (4)	9.1%	8.5%	0.6	pts.	8.3%	0.8	pts.

Pre-Tax income margin	6.4%	(0.2%)	6.6	pts.	(0.9%)	7.3	pts.

First quarter 2011 operating margin4 of 9.1% increased 0.6 percentage points, or 0.8 percentage points on a pro-forma3 basis, as compared to the first quarter 2010. The increase was due primarily to disciplined cost and expense management combined with a favorable mix impact from the continued growth in BPO and ITO revenue.

Gross Margin

Gross margin of 33.0% decreased 3.1 percentage points, or 0.8 percentage points on a pro-forma3 basis, as compared to the first quarter 2010. The decrease was driven by a 0.5 point negative impact of unfavorable year-over-year transaction currency and a 0.4 point mix impact from the continued growth in BPO and ITO revenue. Price erosion was more than offset by the impact of cost productivities and restructuring savings.

Technology gross margin decreased by 1.4 percentage points as compared to the first quarter 2010, due primarily to the negative year over year impacts of transaction currency.

Services gross margin decreased by 0.4 percentage points as compared to the first quarter 2010, due primarily to the mix impact from the continued growth in BPO and ITO revenue.

Research, Development and Engineering Expenses (“RD&E”)

First quarter 2011 RD&E as a percent of revenue of 3.4% decreased 0.9 percentage points from the first quarter 2010, or 0.4 points on a pro-forma basis3. In addition to lower spending, the decrease was also driven by the positive mix impact of the continued growth in BPO and ITO revenue.

RD&E of $184 million in the first quarter 2011 was $21 million lower than the first quarter 2010, reflecting the impact of restructuring and productivity improvements. Innovation is one of our core strengths and we continue to invest at levels that enhance this core strength, particularly in color, software and services. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percent of revenue of 20.5% decreased 2.8 percentage points, or 1.2 percentage points on a pro-forma3 basis, from the first quarter 2010. In addition to spending reductions, the decrease was also driven by positive mix impact from the continued growth in BPO and ITO revenue.

SAG Expenses of $1,119 million in the first quarter 2011 were $20 million higher than the first quarter 2010 and $39 million lower on a pro-forma3 basis. There was a $6 million unfavorable impact from currency for the quarter. The SAG expense reflects the following on a pro-forma3 basis:

•	$19 million increase in selling expenses, reflecting the impact of acquisitions and increased brand advertising, partially offset by the benefits from restructuring and productivity improvements.

•	$30 million decrease in general and administrative expenses, reflecting the benefits from restructuring and operational improvements.

•	$28 million decrease in bad debt expenses, reflecting an improving write-off trend. 2011 first quarter bad debt expense continued to remain at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the first quarter 2011, we recorded net restructuring and asset impairment credits of $15 million, primarily resulting from net reversals and changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of March 31, 2011, for all programs was $255 million, of which approximately $244 million is expected to be spent over the next twelve months.

Acquisition Related Costs

Acquisition related costs were $48 million in the first quarter 2010 primarily reflecting $42 million of transaction costs, which represented external costs directly related to completing the acquisition of ACS.

Amortization of Intangible Assets

During the first quarter 2011, we recorded $85 million of expense related to the amortization of intangible assets, which is $28 million higher than first quarter 2010. The increase primarily reflects an entire quarter of intangibles amortization associated with our acquisition of ACS.

Worldwide Employment

Worldwide employment of 134,100 at March 31, 2011 decreased approximately 2,400 from year-end 2010, primarily due to restructuring related actions more than offsetting the impact of acquisitions.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2011	2010
Non-financing interest expense	$67	$89
Interest income	(7)	(5)
Gains on sales of businesses and assets	(1)	(2)
Currency losses, net	1	22
Litigation matters	6	—
All other expenses, net	12	6

Total Other Expenses, Net	$78	$110

Non-Financing Interest Expense

First quarter 2011 non-financing interest expense of $67 million was $22 million lower than first quarter 2010 reflecting a lower average debt balance due to the $550 million 2013 Senior Note redemption in October 2010 and other repayments of debt, as well as the benefit of lower borrowing costs achieved as a result of utilizing the commercial paper program.

Litigation Matters

First quarter 2011 litigation matters include charges of $6 million related to probable losses on various legal matters.

Currency Losses, Net

In January 2010, Venezuela announced a devaluation of the Bolivar to an official rate of 4.30 Bolivars to the dollar for our products. As a result of this devaluation, we recorded a currency loss of $21 million in the first quarter of 2010 for the re-measurement of our net Bolivar denominated monetary assets.

Income Taxes

First quarter 2011 effective tax rate was 27.1%. On an adjusted basis4, first quarter 2011 tax rate was 29.2%, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the geographical mix of income before taxes and the related tax rates in those jurisdictions and foreign tax credits.

First quarter 2010 effective tax rate was (220.0)%. On an adjusted basis4, the first quarter 2010 tax rate was 32.2%, which was lower than the U.S. statutory tax rate primarily due to the tax benefits from the geographical mix of income before taxes and the related tax rates in those jurisdictions and the re-measurement of certain unrecognized tax positions partially offset by the incremental U.S. tax cost on foreign income.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2011 will be approximately 31%, excluding the effects of any discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $34 million, an increase of $36 million compared to first quarter 2010. First quarter 2011 equity income includes charges of $11 million related to our share of Fuji Xerox after-tax restructuring compared to $22 million of charges for the first quarter 2010.

Although there was no material impact on our first quarter 2011 results, we anticipate the natural disaster in Japan will have an effect on our equity income in the second and third quarters of 2011.

Net Income

First quarter 2011 net income attributable to Xerox was $281 million, or $0.19 per diluted share. On an adjusted basis4, net income attributable to Xerox was $334 million, or $0.23 per diluted share. In first quarter 2011, amortization of intangible assets represents the only adjustment to net income.

First quarter 2010 net loss attributable to Xerox was $42 million, or $0.04 per diluted share. On an adjusted basis4, net income attributable to Xerox was $224 million, or $0.18 per diluted share.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the first quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Segment Review

	Three Months Ended March 31,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2011
Technology	$2,495	46%	$266	10.7%
Services	2,584	47%	266	10.3%
Other	386	7%	(66)	(17.1%)

Total	$5,465	100%	$466	8.5%

2010
Technology	$2,483	53%	$233	9.4%
Services	1,843	39%	203	11.0%
Other	395	8%	(104)	(26.3%)

Total	$4,721	100%	$332	7.0%

2010 Pro-forma(3)
Technology	$2,483	47%	$233	9.4%
Services	2,462	46%	237	9.6%
Other	395	7%	(115)	(29.1%)

Total	$5,340	100%	$355	6.6%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Technology

Our Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended March 31,
(in millions)	2011	2010	Change
Equipment sales	$723	$730	(1%)
Annuity revenue(1)	1,772	1,753	1%

Total Revenue	$2,495	$2,483	—

First quarter 2011 Technology revenue of $2,495 million was flat in comparison to first quarter 2010, with no impact from currency. Revenue results included the following:

•

1% decrease in equipment sales revenue with a 1-percentage point positive impact from currency. Growth in mid-range and high-end installs was more than offset by a decline in entry installs which was impacted by events in the Middle East. Technology revenue excludes sales in our partner print services offerings.

•	1% increase in annuity revenue[1] with no impact from currency driven by an increase in supplies revenue.

•	Technology revenue mix was 24% entry, 56% mid-range and 20% high-end.

•	Ten products launched in first quarter 2011- six entry multifunction devices and a further refresh of mid-range color laser.

Segment Margin

First quarter 2011 Technology segment margin of 10.7% increased 1.3 percentage points from first quarter 2010. Lower cost and expense from restructuring savings and lower bad debt expense more than offset the gross margin decline.

Installs

Entry

•	8% decrease driven by a decline in developing markets and sales to OEM partners.

Mid-Range

•	6% increase in installs of mid-range black-and-white devices driven by growth in all geographies.

•	27% increase in installs of mid-range color devices primarily driven by demand for new products, such as the Xerox Color 550/560, WorkCentre® 7545/7556 and WorkCentre® 7120.

High-End

•	13% decrease in installs of high-end black-and-white systems driven by declines across most product areas.

•	19% increase in installs of high-end color systems reflecting strong demand for the Xerox Color 800 and 1000.

Note: Install activity percentages include installations for Document Outsourcing and the Xerox-branded products shipped to GIS. “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Information Technology Outsourcing (“ITO”) and Document Outsourcing (“DO”).

Revenue

First quarter 2011 Services total revenue of $2,584 million increased 40%, or 5% on a pro-forma3 basis, with no impact from currency.

•

BPO delivered pro-forma[3] revenue growth of 8% and represented 55% of total Services revenue. BPO growth was driven by recent acquisitions and by the healthcare services, customer care, transportation solutions and healthcare payer services businesses.

•	ITO revenue increased 1% on a pro-forma[3] basis and represented 13% of total Services revenue. ITO growth was driven by new commercial business.

•

DO revenue increased 4%, with no impact from currency, and represented 32% of total Services revenue. This represents a continued improving trend from 2010 and now includes revenues from our partner print services offerings.

Segment Margin

First quarter 2011 Services segment margin of 10.3% decreased 0.7 percentage points, or increased 0.7 percentage points on a pro-forma3 basis, from first quarter 2010. The pro-forma increase was driven primarily by revenue growth, lower cost and expense from restructuring and synergies and the positive mix impact of BPO and ITO in 2011.

Metrics

Pipeline

Our total services sales pipeline, including synergy opportunities, grew 29% over the first quarter 2010. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.0 billion in TCV for the quarter. Combined with the previous three quarters, the trailing twelve month growth was 3% as compared to the comparable prior year period.

•	BPO signings of $1.25 billion TCV.

•	DO signings of $0.90 billion TCV.

•	ITO signings of $0.85 billion TCV.

Signings were strong across all areas with growth from first quarter 2010 driven by DO and ITO signings. BPO Signings growth was impacted by a difficult compare driven by the California Medicaid signing that occurred in first quarter 2010.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Other

Revenue

First quarter 2011 Other revenue of $386 million decreased 2%, including a 1-percentage point positive impact from currency primarily due to a decline in paper sales, wide format systems and other supplies partially offset by higher licensing revenue. Paper comprised approximately 62% of the first quarter 2011 Other segment revenue.

Segment Margin

First quarter 2011 Other loss of $66 million improved $38 million from first quarter 2010, driven primarily by a decrease in non-financing interest expense and currency losses.

Notes

(1)	Annuity revenue = Service, outsourcing and rentals + Supplies, paper and other sales + Finance income.
(2)	Color revenues represent a subset of total revenues and exclude Global Imaging Systems, Inc. (“GIS”) revenues.
(3)

Growth on a pro-forma basis reflects the inclusion of ACS’s adjusted results from January 1st through February 5th in 2010. See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

(4)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
(in millions)	2011	2010	Change
Net cash (used in) provided by operating activities	$(30)	$375	$(405)
Net cash used in investing activities	(153)	(1,566)	1,413
Net cash used in financing activities	(42)	(1,565)	1,523
Effect of exchange rate changes on cash and cash equivalents	14	(33)	47

Decrease in cash and cash equivalents	(211)	(2,789)	2,578
Cash and cash equivalents at beginning of period	1,211	3,799	(2,588)

Cash and Cash Equivalents at End of Period	$1,000	$1,010	$(10)

Cash Flows from Operating Activities

Net cash used in operating activities was $30 million in the first quarter 2011. The $405 million decrease in cash from first quarter 2010 was primarily due to the following:

•	$402 million decrease due to lower accounts payable and accrued compensation primarily related to the timing of accounts payable payments, as well as lower inventory and other spending.

•	$49 million decrease as a result of up-front costs and other customer related spending associated with our services contracts.

•	$36 million decrease due to a lower net reduction of finance receivables.

•	$18 million decrease due to higher restructuring payments associated with previously reported actions.

•	$11 million decrease due to higher contributions to our defined pension benefit plans.

•	$51 million increase reflecting receipt of income tax refunds in the first quarter of 2011.

•	$37 million increase as a result of lower inventory levels reflecting focused supply chain actions.

•	$13 million increase due to a decrease in net accounts receivable activity. The decrease reflects a higher level of receivable sales partially offset by higher revenues.

Cash Flows from Investing Activities

Net cash used in investing activities was $153 million in the first quarter 2011. The $1,413 million decrease in the use of cash from first quarter 2010 was primarily due to the following:

•

$1,481 million decrease due to the 2011 acquisition of Concept Group for $43 million as compared to the acquisitions of ACS for $1,495 million and Irish Business Systems Limited for $29 million in 2010.

•	$35 million increase due to higher capital expenditures (including internal use software).

•	$17 million increase due to lower cash proceeds from asset sales.

Cash Flows from Financing Activities

Net cash used in financing activities was $42 million in the first quarter 2011. The $1,523 million decrease in the use of cash from first quarter 2010 was primarily due to the following:

•

$1,656 million decrease from net debt activity. First quarter 2010 reflects the repayment of $1,733 million of ACS’s debt and $14 million of debt issuance costs for the Bridge Loan Facility commitment, which was terminated in December 2009. These payments were offset by net proceeds of $100 million from borrowings under the Credit Facility and net proceeds of $8 million on other debt.

•	$96 million increase due to lower proceeds from the issuance of common stock. First quarter 2010 reflects a higher level of exercise of stock options issued under the former ACS plan.

•	$23 million increase reflecting dividends on an increased number of outstanding shares as a result of the acquisition of ACS in 2010.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2011	December 31, 2010
Total Finance receivables, net (1)	$6,685	$6,620
Equipment on operating leases, net	522	530

Total Finance Assets, net	$7,207	$7,150

The increase of $57 million in Total finance assets, net includes favorable currency of $200 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of March 31, 2011 and December 31, 2010:

(in millions)	March 31, 2011	December 31, 2010
Principal debt balance(1)	$8,396	$8,380
Net unamortized discount	(1)	(1)
Fair value adjustments	215	228

Total Debt	8,610	8,607
Less: current maturities and short-term debt(1)	(1,382)	(1,370)

Total Long-Term Debt(1)	$7,228	$7,237

(1)	Includes Commercial Paper of $300 million as of March 31, 2011 and December 31, 2010.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation, therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2011	December 31, 2010
Financing Debt(1)	$6,306	$6,256
Core Debt	2,304	2,351

Total Debt	$8,610	$8,607

(1)

Financing Debt includes $5,849 million and $5,793 million as of March 31, 2011 and December 31, 2010, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivables

We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended March 31,
(in millions)	2011	2010
Accounts receivable sales	$730	$477
Deferred proceeds	94	41
Fees associated with sales	4	4
Estimated decrease to operating cash flows (1)	(24)	(158)

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Subsequent Events

In April 2011, Xerox Capital Trust I (“Trust I”), our wholly-owned subsidiary trust, provided notice of its intention to call in May the $650 million 8.0% preferred securities due in 2027. We expect to incur a pre-tax loss on extinguishment of approximately $34 million ($21 million after-tax) representing the call premium of approximately $10 million as well as the write-off of unamortized debt costs and other liability carrying value adjustments of approximately $24 million.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements, environmental regulations and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; our ability to expand equipment placements and to drive the expanded use of color in printing and copying; development of new products and services; interest rates, cost of borrowing and access to credit markets; our ability to protect our intellectual property rights; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2011 first quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business and the impact of the ACS acquisition, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects. Note: In 2011, adjustments are expected to be limited to the amortization of intangible assets and other discrete items.

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

•	Operating income and margin

The above have been adjusted for the following items:

•

Restructuring and asset impairment charges (including those incurred by Fuji Xerox) (2010 only): Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees terminated pursuant to formal restructuring and workforce reduction plans. We exclude these charges because we believe that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of our current or past operating performance. In addition, such charges are inconsistent in amount and frequency. Such charges are expected to yield future benefits and savings with respect to our operational performance.

•

Acquisition related costs (2010 only): We incurred significant expenses in connection with our acquisition of ACS which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related costs include transaction and integration costs, which represent external incremental costs directly related to completing the acquisition and the integration of ACS and Xerox. We believe it is useful for investors to understand the effects of these costs on our total operating expenses.

•

Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•

Other discrete, unusual or infrequent costs and expenses: In addition, we have also excluded the following additional items given the discrete, unusual or infrequent nature of these items on our results of operations for the period –1) Venezuela devaluation costs (Q1 2010); and 2) Medicare subsidy tax law change (income tax effect only) (Q1 2010). We believe exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods as well as expected trends in our business.

Pro-forma Basis

To better understand the trends in our business, we discuss our first quarter 2011 operating results by comparing them against adjusted first quarter 2010 results which include ACS historical results for the comparable period. Accordingly, we have included ACS’s first quarter 2010 estimated results for the comparable period, January 1st through February 5th, in our reported first quarter 2010 results. We refer to comparisons against these adjusted first quarter 2010 results as “pro-forma” basis comparisons. ACS 2010 historical results for the period January 1st through February 5th 2010 have been adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition. We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of the ACS acquisition. We believe the pro-forma basis comparisons allow investors to have a better understanding and additional perspective of the expected trends in our business as well as the impact of the ACS acquisition on the Company’s operations.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Free Cash Flow

To better understand the trends in our business, we believe that it is helpful to adjust Cash Flows from Operations to subtract amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment in long-lived assets. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It also is used to measure our yield on market capitalization.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended March 31, 2011(1)		Three Months Ended March 31, 2010
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$281	$0.19	$(42)	$(0.04)

Adjustments:
Amortization of intangible assets	53	0.04	36	0.03
Xerox restructuring charge			135	0.11
Fuji Xerox restructuring charge			22	0.02
ACS acquisition-related costs			36	0.03
Venezuela devaluation costs			21	0.02
Medicare subsidy tax law change			16	0.01

	53	0.04	266	0.22

Adjusted	$334	$0.23	$224	$0.18

(1)	For first quarter 2011, we are only adjusting for Amortization of intangible assets.

Weighted average shares for adjusted EPS	1,463	1,202

Average shares for the calculation of adjusted EPS for the first quarter 2011 were 1,463 million and include 27 million shares associated with the Series A convertible preferred stock and therefore the quarterly dividend of $6 million is excluded. First quarter 2010 shares of 1,202 excludes the 27 million shares associated with the Series A convertible preferred stock because to include them would be anti-dilutive but includes the prorated dividend amount of $3 million. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

2011 Guidance:

	Earnings Per Share
	Q2 2011	FY 2011
GAAP EPS	$0.18-$0.21	$0.89-$0.94

Adjustments:
Amortization of intangible assets	0.04	0.15
Loss on early extinguishment of liability	0.01	0.01

Adjusted EPS	$0.23-$0.26	$1.05-$1.10

Effective Tax reconciliation:

	Three Months Ended March 31, 2011(1)			Three Months Ended March 31, 2010
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$350	$95	27.1%	$(10)	$22	(220.0%)

Adjustments:
Amortization of intangible assets	85	32		57	22
Xerox restructuring charge				195	60
ACS acquisition-related costs				48	12
Venezuela devaluation costs				21	—
Medicare subsidy tax law change				—	(16)

Adjusted	$435	$127	29.2%	$311	$100	32.2%

(1)	For first quarter 2011, we are only adjusting for Amortization of intangible assets.

Operating Income / Margin reconciliation:

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported	$350	$5,465	6.4%	$(10)	$4,721	(0.2)%

Adjustments:
Xerox restructuring charge	(15)			195
ACS acquisition-related costs	—			48
Amortization of intangible assets	85			57
Other expenses, net	78			110

Adjusted Operating	$498	$5,465	9.1%	$400	$4,721	8.5%
Fuji Xerox restructuring charge	11			22
Equity in net income (loss) of unconsolidated affiliates	34			(2)
Venezuela devaluation costs	—			21
Other expenses, net*	(77)			(109)

Adjusted Segment	$466	$5,465	8.5%	$332	$4,721	7.0%

*	Includes rounding adjustments.

Free Cash Flow Guidance

(in millions)	Full Year 2011
Cash from Operations - Reported	$2,500

Adjustment:
Cost of additions to land, buildings and equipment and Cost of additions to internal use software	(600)

Free Cash Flow	$1,900

Pro-forma:

Total Xerox:

	Three Months Ended March 31,
(in millions)	As Reported 2011	As Reported 2010	Pro-forma 2010 (1)	Change		Pro-forma Change

Revenue Category
Equipment sales	$826	$822	$822	—		—
Supplies, paper and other	845	856	881	(1%)		(4%)

Sales	1,671	1,678	1,703	—		(2%)

Service, outsourcing and rentals	3,632	2,870	3,464	27%		5%
Finance income	162	173	173	(6%)		(6%)

Total Revenues	$5,465	$4,721	$5,340	16%		2%

Service, outsourcing and rentals	$3,632	$2,870	$3,464	27%		5%
Add: Finance income	162	173	173
Add: Supplies, paper and other sales	845	856	881

Annuity Revenue	$4,639	$3,899	$4,518	19%		3%

Gross Profit:
Sales	$581	$596	$597
Service, outsourcing and rentals	1,118	999	1,101
Financing income	102	109	109

Total	$1,801	$1,704	$1,807

Gross Margin:
Sales	34.8%	35.5%	35.1%	(0.7	) pts	(0.3	) pts
Service, outsourcing and rentals	30.8%	34.8%	31.8%	(4.0	) pts	(1.0	) pts
Finance	63.0%	63.0%	63.0%	—	pts	—	pts
Total	33.0%	36.1%	33.8%	(3.1	) pts	(0.8	) pts

RD&E	$184	$205	$205
RD&E % Revenue	3.4%	4.3%	3.8%	(0.9	) pts	(0.4	) pts

SAG	$1,119	$1,099	$1,158
SAG % Revenue	20.5%	23.3%	21.7%	(2.8	) pts	(1.2	) pts

Adjusted Operating Profit	$498	$400	$444
Adjusted Operating Margin	9.1%	8.5%	8.3%	0.6	pts	0.8	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2010 estimated results from January 1st through February 5th in 2010 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Total Xerox:

	Three Months Ended March 31,
(in millions)	As Reported 2011	As Reported 2010	Pro-forma 2010 (1)	Change		Pro-forma Change
Pre-tax Income	$350	$(10)	$(48)	*		*

Adjustments:
Xerox restructuring charge	(15)	195	195	(108%)		(108%)
Acquisition related costs	—	48	48	(100%)		(100%)
Amortization of intangible assets	85	57	84	49%		1%
Other expenses, net	78	110	165	(29%)		(53%)

Adjusted Operating Income	$498	$400	$444	25%		12%

Pre-tax Income Margin	6.4%	(0.2%)	(0.9%)	6.6	pts	7.3	pts
Adjusted Operating Margin	9.1%	8.5%	8.3%	0.6	pts	0.8	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2010 estimated results from January 1st through February 5th in 2010 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Services Segment:

	Three Months Ended March 31,
(in millions)	As Reported 2011	As Reported 2010 (2)	Pro-forma 2010 (1)	Change		Pro-forma Change

Document Outsourcing	$839	$803	$803	4%		4%
Business Processing Outsourcing	1,434	841	1,332	71%		8%
Information Technology Outsourcing	331	199	327	66%		1%
Less: Intra-Segment Eliminations	(20)	—	—	*		*

Total Revenue - Services	$2,584	$1,843	$2,462	40%		5%

Segment Profit - Services	$266	$203	$237	31%		12%

Segment Margin - Services	10.3%	11.0%	9.6%	(0.7	) pts	0.7	pts

*	Percent change not meaningful.

NOTES:

(1)

Pro-forma reflects ACS’s 2010 estimated results from January 1st through February 5th in 2010 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

(2)	BPO was adjusted to include historic Xerox BPO services.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended March 31,
	2011	2010
Basic Earnings per Share:

Net income (loss) attributable to Xerox	$281	$(42)
Accrued Dividends on preferred stock	(6)	(3)

Adjusted net income (loss) available to common shareholders	$275	$(45)

Weighted average common shares outstanding	1,400,077	1,175,732

Basic Earnings (Loss) per Share	$0.20	$(0.04)

Diluted Earnings per Share:

Net income (loss) attributable to Xerox	$281	$(42)
Accrued Dividends on preferred stock	(6)	(3)
Interest on Convertible Securities, net	—	—

Adjusted net income (loss) available to common shareholders	$275	$(45)

Weighted average common shares outstanding	1,400,077	1,175,732
Common shares issuable with respect to:
Stock options	13,570	—
Restricted stock and performance shares	20,284	—
Convertible preferred stock	—	—
Convertible securities	1,992	—

Adjusted weighted average common shares outstanding	1,435,923	1,175,732

Diluted Earnings (Loss) per Share	$0.19	$(0.04)

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	54,486	96,881
Restricted stock and performance shares	18,988	27,727
Convertible preferred stock	26,966	26,966
Convertible Securities	—	1,992

	100,440	153,566

Dividends per Common Share	$0.0425	$0.0425

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended March 31,
(in millions)	2011	2010
Segment Profit	$466	$332
Reconciling items:
Restructuring and asset impairment charges	15	(195)
Restructuring charges of Fuji Xerox	(11)	(22)
Acquisition-related costs	—	(48)
Amortization of intangible assets	(85)	(57)
Venezuelan devaluation costs	—	(21)
Equity in net (income) loss of unconsolidated affiliates	(34)	2
Other	(1)	(1)

Pre-Tax Income (Loss)	$350	$(10)

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Technology, Services and Other.

Technology:

The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

¡ “Entry”, which includes A4 devices and desktop printers.

¡    “Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

¡ “High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Services:	The Services segment comprises three service offerings:

¡ Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

¡ Business Process Outsourcing, which includes Xerox’s historic Business Process Outsourcing services.

¡ Information Technology Outsourcing.

Other:

The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items.